Exhibit 99.1
Press Release

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE
OPERATING RESULTS FOR FISCAL YEAR 2023 AND FEBRUARY SALES RESULTS
ISSAQUAH, Wash., March 2, 2023 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the second quarter (twelve weeks) and the first 24 weeks of fiscal 2023, ended February 12, 2023.
Net sales for the quarter increased 6.5% percent, to $54.24 billion, from $50.94 billion last year. Net sales for the first 24 weeks increased 7.3% percent, to $107.68 billion, from $100.35 billion last year.
Comparable sales for the second quarter and first 24 weeks of fiscal 2023 were as follows:

	12 Weeks	12 Weeks	24 Weeks	24 Weeks
		Adjusted*		Adjusted*
U.S.	5.7%	5.8%	7.5%	6.2%
Canada	3.5%	9.6%	2.9%	8.9%
Other International	3.8%	9.5%	0.4%	9.3%
Total Company	5.2%	6.8%	5.9%	7.0%
E-commerce	-9.6%	-8.7%	-6.8%	-5.5%
*Excluding the impacts from changes in gasoline prices and foreign exchange.
Net income for the quarter was $1,466 million, $3.30 per diluted share. Last year's second quarter net income was $1,299 million, $2.92 per diluted share. Net income for the first 24 weeks was $2.83 billion, or $6.37 per diluted share, compared to $2.62 billion, $5.90 per diluted share, last year.
For the four-week reporting month of February, ended February 26, 2023, the Company reported net sales of $17.06 billion, an increase of 4.7 percent from $16.29 billion last year. Lunar New Year/Chinese New Year occurred on January 22, 10 days earlier this year. The shift positively impacted February's Other International and Total Company sales by approximately 2% and 0.25%, respectively. For the twenty-six week period ended February 26, 2023, net sales were $116.06 billion, an increase of 7.1 percent from $108.39 billion last year.
Comparable sales for the February and year-to-date periods ended February 26, 2023, were as follows:

	4 Weeks	4 Weeks	26 Weeks	26 Weeks
		Adjusted*		Adjusted*
U.S.	3.4%	3.5%	7.1%	6.0%
Canada	1.2%	7.3%	2.7%	8.8%
Other International	6.5%	11.5%	0.7%	9.4%
Total Company	3.5%	5.0%	5.6%	6.8%
E-commerce	-11.2%	-10.3%	-7.0%	-5.7%
*Excluding the impacts from changes in gasoline prices and foreign exchange.

Press Release

Costco currently operates 848 warehouses, including 584 in the United States and Puerto Rico, 107 in Canada, 40 in Mexico, 31 in Japan, 29 in the United Kingdom, 18 in Korea, 14 in Taiwan, 14 in Australia, four in Spain, two each in France and China, and one each in Iceland, New Zealand and Sweden. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.
A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, March 2, 2023, and is available via a webcast on investor.costco.com (click on "Events & Presentations”).
Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs and the Ukraine conflict), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to climate change, public-health related factors, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:    Costco Wholesale Corporation
Richard Galanti, 425/313-8203
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

COST-Earn
COST-Sales

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (dollars in millions, except per share data) (unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 12, 2023	February 13, 2022	February 12, 2023	February 13, 2022
REVENUE
Net sales	$54,239	$50,937	$107,676	$100,354
Membership fees	1,027	967	2,027	1,913
Total revenue	55,266	51,904	109,703	102,267
OPERATING EXPENSES
Merchandise costs	48,423	45,517	96,192	89,469
Selling, general and administrative	4,940	4,575	9,857	9,293
Operating income	1,903	1,812	3,654	3,505
OTHER INCOME (EXPENSE)
Interest expense	(34)	(36)	(68)	(75)
Interest income and other, net	114	25	167	67
INCOME BEFORE INCOME TAXES	1,983	1,801	3,753	3,497
Provision for income taxes	517	481	923	832
Net income including noncontrolling interests	1,466	1,320	2,830	2,665
Net income attributable to noncontrolling interests	—	(21)	—	(42)
NET INCOME ATTRIBUTABLE TO COSTCO	$1,466	$1,299	$2,830	$2,623
NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$3.30	$2.93	$6.37	$5.91
Diluted	$3.30	$2.92	$6.37	$5.90
Shares used in calculation (000s):
Basic	443,877	443,623	443,857	443,500
Diluted	444,475	444,916	444,503	444,760

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in millions, except par value and share data) (unaudited)
Subject to Reclassification

	February 12, 2023	August 28, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,970	$10,203
Short-term investments	735	846
Receivables, net	2,714	2,241
Merchandise inventories	16,081	17,907
Other current assets	1,830	1,499
Total current assets	34,330	32,696
OTHER ASSETS
Property and equipment, net	25,724	24,646
Operating lease right-of-use assets	2,859	2,774
Other long-term assets	3,935	4,050
TOTAL ASSETS	$66,848	$64,166
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$16,407	$17,848
Accrued salaries and benefits	4,483	4,381
Accrued member rewards	2,016	1,911
Deferred membership fees	2,412	2,174
Current portion of long-term debt	76	73
Other current liabilities	7,122	5,611
Total current liabilities	32,516	31,998
OTHER LIABILITIES
Long-term debt, excluding current portion	6,506	6,484
Long-term operating lease liabilities	2,557	2,482
Other long-term liabilities	2,470	2,555
TOTAL LIABILITIES	44,049	43,519
COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.005 par value; 900,000,000 shares authorized; 443,550,000 and 442,664,000 shares issued and outstanding	2	2
Additional paid-in capital	7,123	6,884
Accumulated other comprehensive loss	(1,672)	(1,829)
Retained earnings	17,341	15,585
Total Costco stockholders’ equity	22,794	20,642
Noncontrolling interests	5	5
TOTAL EQUITY	22,799	20,647
TOTAL LIABILITIES AND EQUITY	$66,848	$64,166